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                                                                    EXHIBIT 10.3

[Ford Consumer Finance Company, Inc. Letterhead]




November 8, 1996


Mr. Craig A. Reynolds
American Homestar Corporation
2450 South Shore Blvd., Suite 300
League City, Texas 77573

Dear Craig:

Please be advised that Ford Consumer Finance Company, Inc. has approved and established the following credit limits for Nationwide Housing Systems/American Homestar Corporation.

        $100,000,000    Stock and Pre-sold Inventory
        $  5,000,000    Interim Construction - Land/Home
        $ 25,000,000    Contingent Stock and Pre-sold Inventory for AHCs
                        Franchise Network of Retailers
             60%        AHC's Participation Balance as a ratio of Nationwide's
                        Stock and Pre-sold Inventory Balance

We appreciate the opportunity to provide American Homestar Corporation and its wholly-owned Nationwide Housing Systems, Inc. with these credit facilities. I am confident these facilities will provide 100% support for the anticipated growth of your operations throughout 1997. As always we will monitor the adequacy based on actual growth and we are prepared to review any increases that may be required.

Thanks for your business and as your sole floorplan lender we are proud to support the continued growth of your owned and franchised operations. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ F. Norton Wells, Jr.

F. Norton Wells, Jr.


cc: R. A. Macri         L.A. Dawson, Jr.
    J. H. Summers       F. F. Teeter